COALOGIX INC.

COMMON STOCK PURCHASE AGREEMENT

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Exhibit A	Schedule of Purchaser
Exhibit B	Disclosure Schedule
Exhibit C	Form of Stockholders’ Agreement
Exhibit D	Form of Management Rights Letter
Exhibit E	Form of Legal Opinion of Company Counsel

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COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”) is made as of February 29, 2008 by and among CoaLogix Inc., a Delaware corporation (the “Company”), Acorn Energy, Inc., a Delaware corporation (the “Parent”), and the investor listed on Exhibit A attached to this Agreement (the “Purchaser”).

The parties hereby agree as follows:

1. Purchase and Sale of Common Stock.

1.1. Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing that number of shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) set forth opposite the Purchaser's name on Exhibit A, at a purchase price of $126.1566 per share, payable as set forth on Exhibit A. The shares of Common Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2. Closing; Delivery.

(a) The purchase and sale of the Shares shall take place at 10:00 a.m., on the date on the business day on which the last of the conditions set forth in Sections 4 and 5 of this Agreement that are capable of being satisfied before the Closing are fulfilled or waived in accordance with this Agreement, at the offices of Dechert LLP, counsel to EnerTech Capital Partners III L.P., 2929 Arch Street, Philadelphia, PA 19104-2808 or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by the Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

1.3. Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means with respect to any person or entity (a “Person”) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and all patents and patent rights owned or possessed by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Key Employee” means any executive-level employee (including Vice President level positions) as well as any employee who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Management Rights Letter” means the agreement between the Company and EnerTech Capital Partners III L.P., in the form of Exhibit D attached to this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company or any of the SCR-Tech Entities.

“Purchaser” means the Purchaser who is a party to this Agreement.

“SCR-Tech Entities” means CESI-TECH Technologies, CESI-SCR, Inc. and SCR Tech LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock of the Company issued at the Closing.

“Stockholders’ Agreement” means the agreement between the Company, Parent and the Purchaser, dated as of the date hereof, in the form of Exhibit C attached to this Agreement.

“Transaction Agreements” means this Agreement, the Stockholders’ Agreement, the Management Rights Letter, and any other agreements, instruments or documents entered into in connection with this Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached to this Agreement which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and will be true and correct as of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties, the phrase “to the Company’s knowledge” shall mean the knowledge after reasonable investigation of the Key Employees of the Company.

2.1. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2. Capitalization. The authorized capital of the Company consists, immediately prior to the Closing (unless otherwise noted), of:

(a) 150,000 shares of Common Stock, 87,500 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no treasury stock.

(b) Section 2.2(c) of the Disclosure Schedule sets forth the options that the Company is committed to granting following the Closing.

(c) Section 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) the name of each holder of options for Common Stock, together with the number of shares for which such options are exercisable with respect to each holder, the applicable vesting schedule, if any, and the applicable exercise price; (iii) stock options not yet issued but reserved for issuance; and (iv) warrants or stock purchase rights, if any. Except for (A) the rights provided in Sections 4 and 5 of the Stockholders’ Agreement, and (B) the securities and rights described in Section 2.2(b) of this Agreement and Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company, or sell to the Company, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue Common Stock or any securities convertible into or exchangeable for shares of Common Stock. Except as set forth on Section 2.2(c) of the Disclosure Schedule, no current or former shareholder of the Company's capital stock has, or with the giving of notice or any other actions may have, any appraisal rights or the right to obtain payment of the fair value of that shareholder's shares of Common Stock. Except for as provided in the Stockholders’ Agreement, no shareholder of the Company or other person has any right to designate members to serve on the Company's board of directors or any committee thereof.

(d) Except as set forth on Section 2.2(d) of the Disclosure Schedule, all outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes). Except as set forth on Section 2.2(d) of the Disclosure Schedule, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event or combination of events. Except as set forth on Section 2.2(d) of the Disclosure Schedule, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

2.3. Subsidiaries and Affiliates. Except as set forth on Section 2.3 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership in any business.

2.4. Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing, has been taken or, in the case of the stockholders, will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

2.5. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders’ Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6. Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings, if any, pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.

2.8. Compliance with Other Instruments. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any instrument, judgment, order, writ, decree, contract or agreement to which the Company is a party or by which it is bound or (ii) an event which results in the creation of any lien, charge or encumbrance upon any property or assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.

2.9. Rights of Registration and Voting Rights. Except as provided in the Stockholders’ Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the Stockholders’ Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.10. No Company Operations or Material Liabilities. The Company is a holding company without operations other than the ownership of stock of its subsidiaries. The Company, excluding its subsidiaries, has no material liabilities or obligations, contingent or otherwise, other than liabilities (i) under that certain Stock Purchase Agreement, dated November 7, 2007, by and among the Company, Parent, Catalytica Energy Systems, Inc. and with respect to Article 11 thereof only, Renegy Holdings, Inc., (ii) under this Agreement, or (iii) as set forth on Section 2.10 of the Disclosure Schedule.

2.11. Changes. To the Company’s knowledge, since November 7, 2007, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the SCR-Tech Entities, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the SCR-Tech Entities;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the SCR-Tech Entities;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to any of the SCR-Tech Entities;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the SCR-Tech Entities;

(e) any material change to a material contract or agreement by which the SCR-Tech Entities or any of their assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of the material properties or assets of the SCR-Tech Entities, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or the SCR-Tech Entities’ ownership or use of such property or assets;

(g) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect to the SCR-Tech Entities;

(h) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any of the SCR-Tech Entities; or

(i) any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect to the SCR-Tech Entities.

To the Company’s knowledge, since November 7, 2007 (x) the SCR-Tech Entities have carried on and operated their business in the ordinary course of business and (y) the SCR-Tech Entities have not suffered a Material Adverse Effect.

2.12. Corporate Documents. The Certificate of Incorporation and Bylaws of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since November 7, 2007 and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.13. Offering. Subject in part to the truth and accuracy of the Purchaser’s representations set forth in Article III of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.14. Preemptive Rights. The Company has fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

2.15. Consents. All consents, approvals, releases, filings, terminations and waivers by third parties necessary to complete the transactions contemplated hereby that are set forth in Section 2.15 of the Disclosure Schedule have been obtained and delivered to the Purchaser and such consents, approvals, releases, filings, terminations and waivers have not expired or been withdrawn.

2.16. Employment and Non-Competition Agreements. William McMahon, Michael Mattes, Frank Wenz and Michael Cooper are bound by and have executed employment agreements with the Company and the SCR-Tech Entities. All other employees of the SCR-Tech Entities have entered into non-competition agreements with the SCR-Tech Entities.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1. Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

3.2. Compliance with Other Instruments. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder, will not conflict, or result in any violation of, or default under, any provision of any charter, bylaws, trust agreement, partnership agreement or other governing instrument applicable to the Purchaser, or any agreement or other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties are bound, or any permit, franchise, judgment, decree, order, rule or regulation applicable to the Purchaser or the Purchaser’s business or properties.

3.3. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.4. Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. Except as set forth in the Transaction Agreements, no representations or warranties, whether written or oral, have been made to the Purchaser by the Company or any officer, employee, affiliate or agent of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.5. Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale except as set forth in the Stockholders’ Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6. No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.7. Suitability of Investment. The Purchaser has such knowledge and experience in financial, business and tax matters that the Purchaser is capable of evaluating the merits and risks relating to the Purchaser’s investment in the Shares and making an investment decision with respect to the Company. The Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel. The Purchaser is not relying on any statements or representations of the Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement other than as set forth in the Transaction Agreements.

3.8. Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, UNLESS SUCH TRANSFER SHALL (I) CONSTITUTE A ROUTINE SALE UNDER RULE 144 OF THE ACT OR (II) BE OF SHARES THAT ARE ELIGIBLE FOR RESALE UNDER RULE 144(B)(1) OF THE ACT.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.9. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.10. Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.11. Residence. The office or offices of the Purchaser in which its principal place of business is located at the address or addresses of the Purchaser set forth on Exhibit A.

4. Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before Closing, of each of the following conditions, unless otherwise waived:

4.1. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.2. Representations and Warranties of Company. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of Closing, except that any such representation and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality in Section 2, and the Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing.

4.3. Opinion of Company Counsel. The Purchaser shall have received from Eilenberg Krause & Paul LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit E (but without assumptions related to issuance of the Shares).

4.4. Covenants of the Company. The Company shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

4.5. Stockholders’ Agreement. The Company and the Purchaser and the other stockholders of the Company named as parties thereto have executed and delivered the Stockholders’ Agreement.

4.6. Secretary’s Certificate. The Secretary of the Company has delivered to the Purchaser at the Closing a certificate certifying (i) the Certificate of Incorporation and Bylaws of the Company and (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.7. Management Rights. A Management Rights Letter has been executed by the Company and delivered to EnerTech Capital Partners III L.P.

4.8. Board of Directors. The Company’s Board of Directors shall be comprised of John A. Moore, Scott Ungerer and William McMahon.

5. Conditions to the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

5.2. Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of Closing, except that any such representation and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality in Section 3, and the Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing.

6. Covenants of the Company.

6.1. Proceedings and Documents. The Purchaser shall receive all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6.2. Securities Laws Compliance. The Company shall make in a timely manner any filings required by applicable federal or state securities or Blue Sky laws, or those of any other applicable jurisdiction.

6.3. Use of Proceeds. As set forth on Section 6.3 of the Disclosure Schedule, the Company agrees that the purchase price paid by the Purchaser shall be used by it for working capital expenses only, and shall not be used to reduce any outstanding indebtedness of the Company or to make payments to any stockholder or affiliate of the Company.

6.4. Pre-Closing Access and Information. From the date hereof to the Closing, the Company will give the Purchaser and their authorized representatives (including accountants, legal counsel and environmental consultants) full access at all reasonable times, upon reasonable notice, to all of the offices and other facilities of the Company, to all contracts, agreements, commitments, books and records of the Company, to the personnel (including auditors) of the Company and to the customers and suppliers of the Company.

6.5. Conduct of the Company's Business.

(a) Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall conduct the operations of the Company according to its ordinary course of business and consistent with past practice, and shall use commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with suppliers, contractors, distributors, customers and others having business relationships with the Company. During the period from the date of this Agreement to the Closing Date, the Company agrees that it will not take any action reasonably within its control, or omit to take any action reasonably within its control, which would cause any of the representations and warranties of the Company in this Agreement to become untrue.

(b) Without limiting the foregoing, during the period from the date of this Agreement to the Closing Date, the Company shall not take any of the actions specified in Section 2.11 without the prior written consent the Purchaser.

6.6. Notices to Purchaser. Prior to the Closing, the Company shall give prompt written notice to the Purchaser of: (a) any breach or default by the Company of the representations, warranties, covenants or agreements hereunder or under any document or instrument contemplated hereby; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement; (d) any Material Adverse Effect; and (e) any claim, action, or proceeding against the Company which could reasonably be expected to have a Material Adverse Effect.

6.7. Exclusivity. From the date hereof to the Closing, the Company shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, broker, attorney, accountant, or other representative retained by the Company to, solicit, initiate or encourage (including by way of furnishing information) submission of any proposal or offer from any person which constitutes, or may reasonably be expected to lead to, a Financing Proposal. As used herein, a “Financing Proposal” shall mean any proposal for a merger or other business combination involving the Company, or any proposal or offer to acquire in any manner an equity interest in or a material portion of the assets of the Company (other than sales in the ordinary course of business consistent with past practice) or to extend indebtedness to the Company. If the Company receives a Financing Proposal prior to the Closing, the Company shall notify the Purchaser immediately and shall provide to the Purchaser a copy of any written documentation of such Financing Proposal.

7. Survival Period; Indemnification.

7.1. Survival of Representations, Warranties and Covenants. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement (x) shall survive the execution and delivery of this Agreement and the Closing until the date that is one year after the Closing Date, except that the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 shall survive the Closing indefinitely, and (y) shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company and shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not. This Section 7 shall survive the Closing and the covenants contained in this Agreement shall survive the Closing for the periods contemplated by their terms.

7.2. Indemnification. The Company and the Purchaser shall, with respect to the representations, warranties and agreements made by them herein, indemnify, pay, defend and hold the Company or the Purchaser, as the case may be, and each of the Company or the Purchaser’s officers, directors, partners, employees and agents and their respective Affiliates, as the case may be, (the “Indemnitees”) harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding (collectively, “Losses”), whether or not such Indemnitees shall be designated a party thereto, which may be (a) imposed on such Indemnitee, or (b) incurred by such Indemnitee, as a result of (i) the violation or breach of any representation, warranty or covenant of the Company or the Parent or the Purchaser, as the case may be, under this Agreement or the Stockholders’ Agreement; (ii) the Purchaser’s investment in or ownership of the Shares; or (iii) actions or omissions by any agent, representative or employee of the Company or the Parent or the Purchaser, as the case may be.

7.3. Limitations on Indemnification. The Company or the Purchaser, as the case may be, shall not have liability under Section 7.2 until the aggregate amount of Losses of the Indemnitees exceeds $50,000, in which case the Indemnitees shall be entitled to Losses in an amount up to the purchase price of $1,947,983.55 in the aggregate.

8. Miscellaneous.

8.1. Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of a majority of the Shares. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

8.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.5.

If notice is given to the Company or Parent, it shall be sent to:

CoaLogix
11701 Mt. Holly Road
Charlotte, NC 28214

Acorn Energy, Inc.
4 W. Rockland Road
P.O. Box 9
Montchanin, Delaware 19710

A copy shall also be sent to:

Eilenberg Krause & Paul LLP
11 East 44th Street, 19th Floor
New York, New York 10017
Fax No. (212) 986-2399
Attention: Sheldon Krause, Esq.

Womble Carlyle Sandridge & Rice, PLLC
One Wachovia Center, Suite 3500
301 South College Street
Charlotte, NC 28202-6037
Fax No. (704) 338-7819
Attention: Joe B. Cogdell

If notice is given to the Purchaser, it shall be sent to the address sent forth on Exhibit A. A copy shall also be sent to:

Dechert LLP
Cira Centre
2929 Arch St.
Philadelphia, PA 19104-2808
Fax No. (215) 994-2222
Attention: Ian A. Hartman, Esq.

8.6. No Finder’s Fees. Except as set forth in Section 8.6 of the Disclosure Schedule, each party represents that it neither is nor will be obligated for any finder’s fee, commission or other compensation in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7. Fees and Expenses. At Closing, the Company shall pay the reasonable fees and expenses of Dechert LLP, special counsel to EnerTech Capital Partners III L.P., as well as other costs and expenses incurred by EnerTech Capital Partners III L.P., in connection with the financing.

8.8. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.8 shall be binding upon the Company, the Purchaser, and each transferee of the Shares, each future holder of all such securities and the Company. In the event a nonmaterial provision of this Agreement is required to be amended by the Purchaser after the Closing, the Company will not unreasonably withhold its consent to such amendment.

8.9. Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.11. Entire Agreement. This Agreement (including the Exhibits hereto, if any), and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.12. Publicity. The Company may disclose the existence of the financing, as well as the investment in the Company by the Purchaser, solely to the Company’s investors, investment bankers, lenders, accountants, legal counsel, bona fide prospective investors and employees, in each case only where such persons or entities were under appropriate nondisclosure obligations. In addition, the Company may disclose to third parties that the Purchaser is an investor in the Company without the requirement for nondisclosure agreements. The Company is permitted to issue a press release within 60 days of the Closing disclosing that the Purchaser has invested in the Company; provided that the release does not disclose the amount or other specific terms of the investment and the final form of the press release is approved in advance in writing by the Purchaser. The Company may not use the name of the Purchaser, or any of its Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of the Purchaser, which consent may be withheld in the sole discretion of the Purchaser. Notwithstanding the foregoing, nothing in this Section 8.12 shall prevent the Company from taking any action required to assist Parent in complying with its obligations under the Exchange Act or under the rules or regulations of any stock exchange or other market on which the Parent’s securities are listed for trading.

8.13. Right to Conduct Activities. The Company acknowledges and agrees that (i) the Purchaser and its respective partners, affiliates and affiliates of its partners engage in a wide variety of activities and have investments in many other companies, some of which may be competitive with the business of the Company; (ii) subject to any fiduciary obligations of the Purchaser’s designees to the Company’s Board of Directors, except as waived by the Company pursuant to this Section, it is critical that the Purchaser be permitted to continue to develop its current and future business and investment activities without any restriction arising from an investment by the Purchaser in the Company, the right of the Purchaser to designate directors of the Company or any other relationship, contractual or otherwise, between the Purchaser, on the one hand, and the Company or any of its affiliates, on the other hand; and (iii) from time to time, in connection with the foregoing activities of the Purchaser (collectively, the “Activities”), the Purchaser may have information that may be useful to the Company or its other stockholders (which information may or may not be known by the member of the Company’s Board of Directors designated by the Purchaser), and neither the Purchaser nor any director so designated shall have any duty to disclose any information known to such person or entity to the Company or any of its other stockholders. In addition, the Purchaser shall not be liable for any claim arising out of, or based upon, (i) the investment by the Purchaser in any entity competitive to the Company, (ii) actions taken by any partner, officer or other representative of the Purchaser to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company, unless such claim arises directly from the Purchaser’s misuse of confidential information in material breach of Section 3.4 of the Stockholders’ Agreement.

8.14. Termination. Except with respect to provisions that expressly survive the termination of this Agreement, this Agreement may be terminated at any time prior to Closing: (a) by the Purchaser if a court of competent jurisdiction or governmental or regulatory body shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Closing of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; or (b) by either the Purchaser or the Company if the Closing shall not have occurred by 8:00 p.m., New York City Time, on March 3, 2008 and the terminating parties are not in material breach of this Agreement.

[Remainder of Page Intentionally Left Blank]

The parties have executed this Common Stock Purchase Agreement as of the date first written above.

COALOGIX INC.

By:	/s/William J. McMahon
Name: William J. McMahon
Title: President & CEO

ACORN ENERGY, INC.

By:	/s/John A. Moore
Name: John A. Moore
Title: CEO

PURCHASER:

ENERTECH CAPITAL PARTNERS III L.P.

By:	ECP III Management L.P.,
Its general partner

By:	ECP III Management LLC,
Its general partner

By:	/s/ Scott Ungerer
Name: Scott Ungerer
Title: CEO